Exhibit 99.1

FOR IMMEDIATE RELEASE

January 28, 2022

Media Contact: Laura ZuHone	Investor Contact: Aaron Holt
VP, Director of Marketing	VP, Shareholder Relations
217-258-0675	217-258-0463
lzuhone@firstmid.com	aholt@firstmid.com

FIRST MID NAMES GISELE A. MARCUS TO BOARD OF DIRECTORS

MATTOON, IL — First Mid Bancshares, Inc. has appointed Gisele A. Marcus to the company’s board of directors, effective January 25th, 2022. Marcus will also serve on the board of directors of First Mid Bank & Trust, which is a subsidiary of the company.

Marcus currently serves as a Professor of Practice at Washington University in St. Louis, Missouri, where she focuses on Diversity, Equity, and Inclusion to prepare students with the tools and techniques for DEI in the workplace. Marcus also currently serves as the Vice President of Operations and Client Engagement at One Stone Development Company LLC, where she ensures operational efficiency and leads client development activities.

A five-time General Manager, Marcus has led Profit and Loss for businesses within Fortune 250 companies, such as Johnson Controls, Thermo Fisher Scientific, and AT&T. Marcus has also held the role of Chief Operating Officer of the St. Louis Regional Chamber, one of the top ten revenue generating Chambers in the country.

“We are delighted to welcome Gisele to the First Mid team,” says Joe Dively, Chairman and Chief Executive Officer at First Mid. “As the former Chief Operating Officer of the St. Louis Regional Chamber, she will be a strong advocate for this strategic growing market. Her role as an executive with success in solving talent and culture focused challenges will provide valuable insight towards making us a stronger employer and enhancing our employee engagement initiatives.”

“I am excited to join First Mid’s board of directors. This group of dynamic individuals is more than prepared to address the challenges facing the community banking industry today. Our commitment is to continue driving profitable growth for the bank while ensuring that we build and enhance our relationships with our employees, our customers, our vendors, and the communities in which we deliver services. I will bring my enthusiasm, operational experience, and zeal for the community to this position,” stated Marcus.

Marcus earned her Bachelor of Science in Management Information Systems & Transportation Distribution Management from Syracuse University’s Whitman School of Management and her Master of Business Administration in General Management from Harvard University Graduate School of Business.

Marcus serves several volunteer organizations. She currently sits on the Board of Trustees for Syracuse University, serves as Co-Chair of International Trends and Services for the Archway (MO) Chapter of The Links, Incorporated, serves as Chair for Delta Sigma Theta Sorority Inc., Kappa Lambda Chapter’s $1 million endowment campaign at Syracuse University, and serves as Finance Board Chair of the Children & Family Institute in Dallas, Texas. In addition, she is the past Board Chair of Black Repertory Theatre and past President of the Harvard Business School Club of St. Louis, Missouri.

A voice for business culture, Marcus is a TEDx speaker on networking and relationship building. Some national organizations she's spoken for include the Association of Chamber Executives, National Sales Network, Toastmasters International District 25, and Syracuse University. She has been featured in Huffington Post, Black Enterprise, Milwaukee Business Journal, and St. Louis Business Journal, as well as a repeat guest on Good Morning St. Louis. A lover of international travel, her favorite continent is Africa, where she has explored eleven countries.

About First Mid Bancshares, Inc.: First Mid Bancshares, Inc. is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, and First Mid Wealth Management Company. First Mid Bank & Trust was first chartered in 1865 and has since grown into a $6.0 billion community-focused organization that provides financial services through a network of banking centers in Illinois, Missouri, and Texas, and a loan production office in the greater Indianapolis area. More information about the Company is available on our website at firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH.” The information provided is for informational purposes only and is not a solicitation to buy or sell First Mid Bancshares.